Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Acorda Therapeutics, Inc.:

We consent to the incorporation by reference in this Registration Statement pertaining to the 2006 Employee Incentive Plan of Acorda Therapeutics, Inc. of our report dated March 1, 2011, with respect to the consolidated financial statements of Acorda Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Acorda Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

MetroPark, New Jersey
June 6, 2011